Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Ralph E. Coffman
(606) 324-2931

Poage Bankshares, Inc. Announces Increased Quarterly Cash Dividend

ASHLAND, Ky., April 21, 2015  /PRNewswire/ -- Poage Bankshares, Inc. (NASDAQ Capital: PBSK) announced on April 21, 2015 that its Board of Directors declared a quarterly cash dividend of $0.06 per common share. The dividend will be paid on or about May 18, 2015, to stockholders of record as of the close of business on May 11, 2015.  The dividend amount represents an increase over its quarterly dividend of $0.05 per share that the Company has paid since October 2013.

“We are pleased to pay an increased cash dividend to our shareholders this quarter,” said Ralph E. Coffman, Jr., President and Chief Executive Officer of the Company.  “The payment of dividends represents our long-term commitment to enhancing shareholder value, and the increase in quarterly dividends represents our growth and enhanced performance in recent periods.”

About Poage Bankshares, Inc.

Poage Bankshares, Inc. is the savings and loan holding company for Town Square Bank.  Originally chartered in 1889 under the name “Home Federal Savings and Loan Association” and headquartered in Ashland, Kentucky, Town Square Bank conducts its operations from 8 full-service banking offices located in Ashland, Flatwoods, South Shore, Louisa, Greenup, Nicholasville, Cannonsburg and Catlettsburg, Kentucky.